Exhibit 99.1

PRESS RELEASE

Contact: Roger N. Tuttle

Ezenia! Inc.

Investor Relations

investorrelations@ezenia.com

EZENIA! INC. Announces 2008 First Quarter Financial Results

Nashua, N.H., May 14, 2008 — Ezenia! Inc. (OTCBB:EZEN.OB), a leading market provider of  real-time collaboration solutions for corporate and government networks, today reported financial results for its first quarter ended March 31, 2008.

Revenue was approximately $1.8 million for the first quarter of 2008, a 32.1% decrease from approximately $2.7 million for the first quarter of 2007.  The Company continues to believe that the decline reflects the impacts of budgetary constraints and uncertainties within the Department of Defense (DOD) as well as delays and reductions of purchases due to market confusion created by the Net-Centric Enterprise Services (NCES) programs, administered by the Defense Information System Agency (DISA), which began in 2006 and continue today.

For the first quarter of 2008, net loss was approximately $553 thousand or ($0.04) per share, as compared to net income of approximately $16 thousand, or $0.00 per share, for the first quarter of 2007.  Operating costs, in line with expectations, increased 6.1% to approximately $1.7 million as compared to approximately $1.6 million for the first quarter in 2007, primarily due to investments in the Sales and Marketing groups to address new markets for our products.

The Company believes that there are potential opportunities of recovery and expansion in the existing customer base, in spite of the uncertain environment in the Defense segment, and new, first-time growth opportunities  in the commercial segment. With a cash balance of approximately $9.4 million at the end of the quarter, the Company will continue to make investments, as needed, in its sales and marketing efforts, continuously enhance its current product, develop new products, and aggressively pursue all business opportunities to grow its revenue and return to profitability.

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and eGovernment. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information, and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product and service offerings can be found at the Company’s Web site, http://www.ezenia.com.

Note to Investors Regarding Forward-Looking Statements

Statements included in this release that are not historical facts may be considered forward-looking statements. You can identify these forward-looking statements by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” and similar words.  Such forward-looking statements, including statements regarding the Company’s long-term outlook and strategy, improvements in its infrastructure, its ability to meet its goals and objectives, and its growth opportunities, involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Company’s 2007 Annual Report on Form 10-K for the year ended December 31, 2007, such as the evolution of Ezenia!’s market, its dependence on major customers, dependence on the United States government as its largest customer, the potential outcome of the Company’s pending litigation with the government, rapid technological change and competition within the collaborative software market, its reliance on third-party technology, protection of its propriety technology, acceptance of IWS in the commercial market, retention of key employees, stock price volatility, customer acceptance of Version 3.0 of InfoWorkSpace, its history of liquidity concerns and operating losses, and other considerations that are discussed further in such report. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made.  The Company disclaims any obligation to update forward-looking statements after the date of such statements.

###

Note: Ezenia! is a registered trademark of Ezenia! Inc. and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

EZENIA! INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share related data)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$9,383	$9,395
Accounts receivable, less allowances of $397 at March 31, 2008 and $413 at December 31, 2007	1,229	2,479
Prepaid software licenses	2,045	1,417
Prepaid expenses and other current assets	255	307
Total current assets	12,912	13,598

Prepaid licenses, net of current portion	68	169
Capitalized software, net	—	18
Equipment and improvements, net	337	380
Total assets	$13,317	$14,165

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$338	$497
Accrued expenses	1,719	1,885
Accrued restructuring	175	215
Employee compensation and benefits	266	266
Deferred revenue	3,438	3,512
Total current liabilities	5,936	6,375
Deferred revenue, net of current portion	—	17

Stockholders’ equity
Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 15,417,754 issued and 14,658,217 outstanding at March 31, 2008; 15,360,629 issued and 14,601,092 outstanding at December 31, 2007	154	154
Capital in excess of par value	65,031	64,870
Accumulated deficit	(54,859)	(54,306)
Treasury stock at cost, 759,537 shares at March 31, 2008 and December 31, 2007	(2,945)	(2,945)
Total stockholders’ equity	7,381	7,773
Total liabilities and stockholders’ equity	$13,317	$14,165

EZENIA! INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share related data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues
Product revenue	$1,795	$2,256
Product development revenue	16	411
Service revenue	—	1
	1,811	2,668
Cost of revenues
Cost of product revenue	689	881
Cost of product development revenue	—	308
Cost of service revenue	—	1
	689	1,190
Gross profit	1,122	1,478

Operating expenses
Research and development	508	527
Sales and marketing	520	404
General and administrative	539	532
Occupancy and other facilities related expenses	83	115
Depreciation	59	33
Total operating expenses	1,709	1,611

Loss from operations	(587)	(133)

Interest income	52	153
Other income (expense)	(18)	5
Income (loss) before income taxes	(553)	25

Income tax expense	—	9
Net income (loss)	$(553)	$16

Basic and diluted earnings per share:
Basic	$(0.04)	$0.00
Diluted	$(0.04)	$0.00
Weighted average common shares:
Basic	14,608,696	14,652,385
Diluted	14,608,696	14,997,662